Exhibit 1.2

SERVICE AGREEMENT

This Service Agreement (together with its exhibits and schedules, this “Agreement”), dated as of April 1, 2026, is entered into by and between Phoenix Energy One, LLC (“Phoenix”), a Delaware limited liability company, and Crescent Securities Group, Inc., a Texas Corporation (“Crescent” and, together with Phoenix, the “Parties”). Phoenix and Crescent agree to be bound by the terms of this Agreement, effective as of the date of the effectiveness of the registration statement related to the Offering (as defined below) (the “Effective Date”):

WHEREAS, Crescent is a registered broker-dealer in good standing as a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), providing services in the equity and debt securities market, including offerings of securities registered with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-1;

WHEREAS, Phoenix desires to offer certain debt securities directly to the public in a public offering upon the effectiveness of the post-effective amendment to registration statement on Form S-1 and a File No. 333-282862 to be filed on or around the date hereof (the “Offering”); and

WHEREAS, certain designated Phoenix employees are licensed “registered representatives” with Crescent pursuant to a separate broker-dealer agreement with respect to other securities offerings by Phoenix, and Phoenix has determined it to be advantageous to have such registered representatives participate in the Offering and for Crescent to supervise their regulated activities associated with the Offering in compliance with FINRA and SEC rules and regulations.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term and Termination.

a. Services. Phoenix hereby engages Crescent to perform the services listed below (the “Services”):

i. Cooperate with Phoenix to ensure that Phoenix’s investor portal is compliant with applicable regulations pertaining to the Offering and to optimize the platform’s efficiencies.

ii. Serve as broker-dealer of record for the Offering and engage in activities typically expected of a broker-dealer of record for offerings of securities registered with the SEC on Form S-1, such as using commercially reasonable efforts to sell the securities offered in the Offering.

iii. Train and oversee the licensed sales personnel associated with the Offering.

iv. Promptly notify Phoenix concerning any communications from or with any governmental authority or regulatory or self-regulatory authority with respect to this Agreement or the Offering.

v. For all direct sales of securities in the Offering made by Crescent and its registered representatives, review investor information, including know-your customer data, anti-money laundering compliance and sanctions compliance background checks (it being understood that know-your customer and anti-money laundering processes may be provided by a qualified third party).

vi. Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide confirmation of completion of such subscription documents to Phoenix.

vii. Review investor information and conduct customary checks to confirm that each investor satisfies the applicable minimum financial suitability standards, maximum investment limits and other applicable criteria, and resides in a state (based upon the investor’s declaration on their subscription agreement) in which the Offering is qualified at the time of the sale to such investor in the Offering. Notwithstanding anything contained herein to the contrary, Crescent may reasonably rely upon the any third-party service provider and additionally the representations and information provided by the investor or their purchaser representative, registered representative or investment adviser without further individual background checks on each individual investor.

viii. Contact and/or notify Phoenix, if needed, to gather additional information or clarification with respect to an investor.

ix. Keep investor information and data confidential and not disclose to any third party except as required by regulatory agencies or in Crescent’s performance under this Agreement (e.g., as needed for anti-money laundering and sanctions background checks).

x. Coordinate with third-party providers to ensure adequate review and compliance.

Unless otherwise agreed to in writing by the Parties, the services to be performed by Crescent are limited to only the services listed above.

b. Term. This Agreement will commence on the Effective Date and will remain in effect until the first anniversary of the Effective Date, which term will renew automatically for an additional 12 months on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter unless any Party provides notice to the other Party of non-renewal at least 30 days prior to the next succeeding anniversary of the Effective Date; provided that this Agreement will automatically terminate upon termination of the Offering. Notwithstanding the foregoing, Phoenix may terminate this Agreement in its entirety at any time for any reason or no reason upon 30 days’ prior written notice to Crescent.

2. Compensation. As compensation for the Services, Phoenix shall pay or cause to be paid to Crescent the following fees:

a.

A fee equal to 0.40% of the gross proceeds (“40 Basis Points Fee”) received in the Offering. In addition, for designated registered representatives of Phoenix who are fully registered with Crescent with respect to the Offering, Phoenix shall pay Crescent an additional fee, which will be fully dispersed to the registered representatives, as compensation, pursuant to an independent contractor agreement, by and between Crescent and each such registered representative, form of which is attached as Exhibit A hereto, in the amounts set forth in Appendix A thereto. For any avoidance of doubt, as an example based on the current Appendix A, if a registered representative sells $100,000 of a 3-year note on which his/her payout is 0.50%, Crescent will receive $900 as payment from Phoenix. The breakdown would be $400 in commission to Crescent for its 40 Basis Points Fee for services as broker/dealer of record and $500 as payment that Crescent will distribute to the

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registered representative pursuant to the commission schedule in Appendix A. If the same registered representative sells $100,000 of an 11-year note, Crescent will get $1,400 from Phoenix. The breakdown would be $400 in commission to Crescent for its services as broker/dealer of record and $1,000 (1.00% payout per Appendix A) as payment that Crescent will distribute to the registered rep pursuant to commission schedule in Appendix A.

b.	No other compensation will be paid for the Services performed pursuant to this Agreement.

3. Acknowledgement. The Parties agree that, as a material inducement for entering into this Agreement, any agreement between Phoenix and Crescent related to the Offering will include the following provisions:

a. Phoenix will submit all advertising materials, sales literature and marketing materials associated with the Offering to Crescent for review; provided that the foregoing shall not apply to any such materials or literature the substance of which is consistent in all material respects with materials or literature that have already been subject to review by Crescent. In addition, registered representatives that work on the Offering will be subject to e-mail and texting review and monitoring as described in Crescent’s written supervisory procedures.

b. Phoenix will be responsible for preparing all legal documents in connection with the Offering (excluding, for the avoidance of doubt, any documentation that is solely the responsible of Crescent as broker-dealer of record, including FINRA filings). Crescent will work with Phoenix and its counsel to make sure all filings are made accurately and promptly. The parties acknowledge and agree that as Crescent is agreeing to provide the Services with respect to the Offering and that the Offering has already been declared effective and FINRA has previously issued a no objections letter with respect thereto, Crescent will be required to transfer the FINRA 5110 application and obtain a no objections letter with respect to the post-effective amendment to the Form S-1 to be filed by Phoenix on or about the date hereof.

c. Promptly notify Crescent concerning any communications from or with any governmental authority or regulatory or self-regulatory authority with respect to this Agreement or the Offering.

4. Indemnification.

a. Phoenix shall indemnify and hold harmless Crescent, its affiliates and their representatives and agents from any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”) resulting from or arising out of any third-party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Phoenix or (ii) the Offering, other than, in each case, Losses that resulted from a breach of this Agreement or Crescent or the bad faith, gross negligence or willful misconduct of Crescent.

b. Crescent shall indemnify and hold harmless Phoenix, its affiliates and their representatives and agents from any and all Losses resulting from or arising out of any Proceedings to the extent they are based upon (i) a breach of this Agreement by Crescent or (ii) the bad faith, gross negligence or willful misconduct of Crescent.

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5. Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a Party, including, but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of users of third-party provided online fundraising platforms, (v) security codes and (vi) all documentation provided by Phoenix, but shall not include (x) information already known or independently developed by the recipient without the use of any confidential and proprietary information or (y) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose without the prior written consent of such other Party. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a Party may disclose Confidential Information: (1) if required to do so by order of a court of competent jurisdiction having jurisdiction over such Party; provided that such Party shall notify the other Party in writing promptly upon receipt of knowledge of such order so that such other Party may attempt to prevent such disclosure or seek a protective order; or (2) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA or other government officials or entities from obtaining, reviewing and auditing any information, records or data as required by law. Phoenix acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Crescent to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement; provided that any such data that constitutes Confidential Information will continue to be subject to the terms of this Agreement notwithstanding its termination.

6. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to Phoenix:

Phoenix Energy One, LLC

18575 Jamboree Rd, Suite 830

Irvine, California 92612

Attn: Curtis Allen – Chief Financial Officer

Email: CA@phoenixenergy.com

If to Crescent:

Crescent Securities Group, Inc.

4975 Preston Park Blvd., Suite 820

Plano, TX 75093

Attn: Nick Duren, President

Email: nduren@crescentsecurities.com

7. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN PHOENIX AND CRESCENT RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA, IF APPLICABLE.

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b. This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities, including Crescent’s right to engage additional broker-dealers who are members of FINRA to assist with the Offering.

c. This Agreement will be binding upon all successors, assigns or transferees of Phoenix. No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing. Subject to the provisions of Section 1(b) above, either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Subject to the provisions of Section 1(b) above, any assignment by either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

d. Neither Party will, without prior written approval of the other Party, reference such other Party in any advertisement, website, newspaper, publication, periodical or any other communication (other than in SEC filings by Phoenix in connection with the Offering).

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

f. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition was not included in this Agreement.

g. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by written agreement between the Parties.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Phoenix Energy One, LLC

By	/s/ Curtis Allen
Name:	Curtis Allen
Its:	Chief Financial Officer

Crescent Securities Group, Inc.

By	/s/ Nick Duren
Name:	Nick Duren
Its:	President

[Signature Page to Service Agreement]

EXHIBIT A

Form of Independent Contractor Agreement for the Offering

[SEE ATTACHED]

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”), dated as of ______, 2026, sets forth the terms under which [INSERT NAME] (“the Contractor”), with mailing address will be associated with Crescent Securities Group, Inc. (“Crescent”) with respect to the Service Agreement (as defined below).

WHEREAS, Crescent is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority (“FINRA”), with CRD # 114993 and with main office address at 4975 Preston Park Blvd., Suite 820, Plano, TX 75093;

WHEREAS, Crescent has been engaged by Phoenix Energy One, LLC (“Phoenix”) to act as its managing broker dealer pursuant to that certain Service Agreement between Crescent and Phoenix dated April ___, 2026, as such may be amended from time to time (the “Service Agreement”) pursuant to which Crescent will perform certain services described therein and receive the compensation described therein; and

WHEREAS, the Contractor is associated with Crescent and holds the applicable licenses necessary to sell the securities that Crescent has been engaged to sell pursuant to the Service Agreement; and

WHEREAS, the Contractor is also an employee of Phoenix; and

WHEREAS, Crescent and the Contractor (together, “the Parties”) have agreed to be bound by the terms of this Agreement and the provisions herein;

NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements contained herein, Crescent and the Contractor hereby agree as follows:

1.	The Contractor’s Obligations.

(a) The Contractor shall work for Crescent in such a capacity as shall be necessary to permit him to act as a Contractor as such term is customarily understood in the securities industry.

(b) The Contractor will conduct all securities-related and investment business the Contractor practices which requires a broker-dealer through Crescent, as required by FINRA.

(c) The Contractor shall facilitate his supervision by a supervisor appointed by Crescent.

(d) The Contractor agrees to pay Crescent for any expenses directly attributable to the Contractor’s registration and work with Crescent, which includes but is not limited to exams, registrations, archived e-mail account, business cards, and state registrations required by the Contractor’s business activity, which amounts will be paid for directly by Phoenix pursuant to the Service Agreement.

(e) The Contractor agrees to uphold all regulations of FINRA and the SEC and to comply with Crescent’s Written Supervisory Procedures.

(f) The Contractor agrees to follow anti-money laundering procedures and to refrain from any business other than disclosed outside business activities for which Crescent is not duly authorized.

(g) The Contractor will not sign any contracts or make any binding commitments on behalf of Crescent.

(h) Following and during the Contractor’s affiliation with Crescent, the Contractor agrees not to recruit or recommend for other employment any current, then-current or former Crescent representatives other than for registered representatives introduced, now or in the future, to Crescent by the Contractor.

(i) The Contractor will submit to Crescent for review via email any document requiring Crescent’s review, which includes but is not limited to contracts, engagement letters or subscription agreements.

(j) The Contractor will conduct all securities-related and Crescent business through a FINRA- compliant, archived e-mail account or text account that shall be arranged by Crescent.

(k) The Contractor shall cause Crescent to receive a copy of the transaction statements of any brokerage accounts where he or she exercises trading authority or has a beneficial interest and shall refrain from trading any stocks on which he or she has material non-public information.

(l) The Contractor shall complete any annual forms required within two weeks of provision by Crescent. The Contractor shall endeavor to attend and, otherwise, dial into the annual compliance meeting. The Contractor understands that he must take continuing education and regulatory education on timely basis in order to be allowed to conduct and to be compensated for securities-related business.

(m) The Contractor will not engage in any securities transaction except to the extent related to the Offering or other offerings of Phoenix to the extent that the Contractor has entered into a separate agreement with Crescent related thereto.

2. Crescent’s Obligations.

(a) Crescent shall pay the Contractor the commissions as agreed on Appendix A attached hereto. The commissions are based upon a percentage of gross proceeds raised transactions, including but not limited to securities offerings, for which the Contractor is directly involved in generating. Payment of said commissions will be conditioned upon Crescent’s collection of such commission amounts and after deducting for legal fees associated with enforcement of either the Contractor’s or Crescent’s contractual rights under the Service Agreement, which Crescent shall be under no obligation to advance out-of-pocket.

(b) Whereas it is anticipated that the Contractor and other Crescent registered representatives may cooperate on certain transactions, the percentages specified in Appendix A may be modified by written, mutual consent, which may be communicated by e-mail, among all relevant registered representatives being paid on any given transaction and consent by Crescent, on a case-by-case basis. The Contractor may also unilaterally direct in writing, including via e-mail, Crescent to pay any portion of his or her consideration to any other Crescent registered representative provided, however, that such person shall have been introduced to Crescent by the Contractor and approved by Crescent compliance.

(c) Crescent shall not be liable to the Contractor for commissions that Phoenix fails to pay to Crescent. The Contractor shall be classified as an independent contractor and will not receive any salary or hourly wage. The Contractor anticipates devoting a certain percentage of his professional time to outside business activities. As such, Crescent makes no particular demands on the Contractor’s time and the Contractor shall be free to pursue outside business activities, as disclosed to Crescent as per FINRA regulations, provided that those outside activities are not FINRA-regulated and do not involve acting as an agent or as an advisor on securities transactions. Crescent shall pay the Contractor any commissions owed to the Contractor that are received by Crescent following termination of this Agreement. On outside business activities conducted by the Contractor that are not FINRA-regulated, Crescent will not participate in any consideration earned by the Contractor, provided however that such consideration will not be directed to Crescent by the Contractor.

(d) Cash commissions received by Crescent from Phoenix and due and owing to the Contractor shall be distributed to the Contractor within seven business days of receipt by Crescent and shall not be payable to the Contractor until fully cleared in Crescent’s bank account. No non-cash consideration will be payable by Crescent in connection herewith.

(e) Crescent will take commercially reasonable measures to ensure the confidentiality and security of all personal information related to the Contractor.

3. Mutual Duties. Any debts owed by either party to the other party shall survive the duration of their relationship and this Agreement. In the event of any termination of this Agreement, and prior to any such termination, both Parties agree to refrain from speaking despairingly of the other party, except if required to do so by a regulatory or law enforcement agency and, in such case, only truthfully and only to such parties as the law requires.

4. NDA/Non-Circumvent. The Parties agree to keep all information regarding their respective transactions confidential and to disclose such information only with the consent of the Party originating the transaction. The Parties agree to refrain from conducting business with outside parties (“Relationships”) introduced by the other Party hereto without the written consent of the Party originating such Relationships until 12 months following the termination of this Agreement, provided however, that such Relationships were not known previously to the other Party, or, in Crescent’s case, by other Crescent contractors. The Contractor agrees not to conduct any business with any registered representatives who are registered with Crescent at the same time as the Contractor, even if such representatives should later leave Crescent, and who are not introduced to Crescent by the Contractor, without the written consent, including via e-mail, of Crescent.

5. Disputes. In the event of any disputes between the parties, both parties shall attempt to remedy the dispute through amicable telephone and/or face-to-face discussion. In the event that this fails, the two parties shall try this again and shall then ask a mutually trusted party to mediate between them. Should that fail, any and all disputes, differences, controversies or claims shall be finally settled under FINRA arbitration. The venue for any such arbitration shall be Dallas, Texas or any other venue mutually agreed to by the Parties and shall be governed by the laws of the State of Texas, regardless of any conflict of law rules. The Parties hereby exclude any right of appeal to any court on the merits of the dispute and waive any right to a trial by jury, in the interest of minimizing time and expense. The provisions of this subsection (c) may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including, without limitation, equitable remedies) granted in any arbitration hereunder may be entered in any such court.

6. Specific Enforcement. To the extent permitted by law, the parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the material provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled but not obligated to seek one or more preliminary and final injunctions to prevent or cure material breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. In the event that any provision in this Agreement is deemed unenforceable, then that provision shall be modified minimally to become enforceable and, further, unenforceability of any one provision shall not invalidate in any way the enforceability of any other otherwise enforceable provisions of this Agreement.

7. Termination. This Agreement may be terminated by either party, via written letter, upon 30 days prior notice. Furthermore, this agreement shall immediately terminate (a) upon the dissolution, wind- down, change of control or any situation in which Crescent ceases to continue its operations or (b) upon the termination of the Contractor’s employment with Phoenix. Within one week of termination of this agreement for any reason, Crescent will execute any termination provision provided for within engagement letters executed by the Contractor and Crescent. Notwithstanding the forgoing, Crescent will be entitled to additional fees generated by the exercise of warrants issued to investors in the course of a transaction with Crescent as provided for in any engagement letter.

8. Indemnification. The Contractor shall, without limitation, indemnify and hold harmless Crescent (including its respective founders, officers, partners, former partners, members, former members, employees, agents and spouse, as applicable) and each person who controls any of them or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the fullest extent permitted by law if Crescent was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Crescent believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part or in whole out of) any event or occurrence related to Contractor acting as an actual or apparent agent of Crescent, or any subsidiary of Crescent, or by reason of any action or inaction while serving in such capacity including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or any claim asserted) under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise or which relate directly or indirectly to the registration, purchase, sale or ownership of any securities or to any fiduciary obligation owed with respect thereto against Crescent, or made by a third party against Crescent based on any misstatement or omission of a material fact by the Contractor in violation of any duty of disclosure imposed on the Contractor by federal or state securities or common laws (hereinafter an “Indemnification Event”) against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement of such Claim and any federal, state, local or foreign taxes imposed on Crescent as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Contractor as soon as practicable but in any event no later than ten (10) days after written demand by Crescent to Contractor.

9. Entire Agreement. This Agreement represents the entire agreement between and among the parties hereto with respect to the Contractor and Crescent related to the Service Agreement, and, unless otherwise provided herein, supersedes all prior agreements or understandings, written or oral, in respect thereof. This Agreement may be amended, modified or waived only by a written instrument signed by all of the Parties hereto. For the avoidance of doubt, Crescent and the Contractor has a separate agreement in place with respect to the Contractor acting as registered representative of Crescent in connection with other offerings by Phoenix not covered by the Service Agreement.

10. Section Headings. The section headings and/or subheadings in this Agreement are for the convenience of the parties only, and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties hereto.

11. Counterparts; Execution. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which shall together constitute one and the same instrument. Signed copies of this Agreement that are either faxed or in PDF format shall be deemed as good as original provided that they are not altered from the original in any way. Each page of this document should be initialed and dated by each party.

12. Successor Entities. This Agreement shall apply to any successor entity or entities of Crescent, as permitted under the terms of this Agreement, including any name changes for those entities.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the date first above written and in return for consideration so specified:

Contractor’s Name	Date

Crescent Securities Group, Inc.	Date

APPENDIX A

For the purposes of this Appendix only “the Contractor” shall mean      .

This Appendix, as amended from time to time in writing evidenced by both parties, shall represent payout of fees on transactions entered into by Crescent, where the Contractor is responsible, for the performance of duties hereunder pursuant to the Service Agreement.

For all fees generated, net of expenses as set out in clause 2(a) of this agreement, Contractor’s payout of fees is as follows:

Term 3 year:	0.50%
Term 5 year:	0.75%
Term 7 year:	0.88%
Term 11 year:	1.00%

Fees owed to the Contractor are contingent on Phoenix disbursing the payment of such to Crescent pursuant to the Service Agreement, as such may be amended from time to time.

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